Exhibit 10.24

SECURED SUBORDINATED PROMISSORY NOTE
(Cazeault Note)

$250,000.00	January 24, 2022

This Promissory Note (this “Note”) is issued in connection with that certain Membership Interest Purchase Agreement of even date herewith, as the same may be amended from time to time (the “Purchase Agreement”), by and among ConnectM Technology Services, LLC, a Massachusetts limited liability company (the “Borrower”), Cazeault Solar & Home, LLC, a Massachusetts limited liability company (the “Company”), Russell S. Cazeault, an individual resident of Massachusetts (“Lender”) and Timothy J. Sanborn, an individual resident of Massachusetts (“Sanborn” and, together with the Lender, “Sellers”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

FOR VALUE RECEIVED, the Borrower promises to pay to the Lender, upon the terms and conditions contained herein, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000.00), subject to adjustment as provided in the Purchase Agreement (the “Loan Amount”), with interest from the date hereof on the principal amount from time to time unpaid as set forth herein, such interest to be payable upon maturity, unless otherwise provided herein. This Note shall mature on December 31, 2027 (the “Maturity Date”). Subject to Section 5 hereof, the unpaid principal amount of this Note, together with any accrued but unpaid interest thereon, shall be due and payable in full upon the Maturity Date. All amounts payable under this Note are payable in lawful money of the United States without notice, demand, offset or deduction.

Section 1: Interest. From the date hereof until paid in full, this Note shall accrue interest at a simple annual rate of five percent (5.0%). Interest shall be calculated on the basis of a 360-day year of twelve 30-day months, but shall accrue and be payable on the actual number of days elapsed. Upon the occurrence and during the continuance of an Event of Default which remains uncured after the expiration of any applicable cure periods, this Note shall accrue interest at an annual rate of sevem percent (7.0%).

Section 2: Payments. Commencing on April 1, 2022, Borrower shall make, payments of accrued interest and principal under this Note in 20 equal quarterly installments (except in the event of an adjustment to the Loan Amount pursuant to the Purchase Agreement). All outstanding principal, interest and any other amounts, fees or charges due under this Note (collectively, the “Obligations”) shall be immediately due and payable on the Maturity Date or on such earlier date as may be required under the terms of this Note. Any payments on this Note, whether such payment is a regular installment, represents a prepayment (if permitted hereunder) or is the result of acceleration of this Note by Lender, shall be made in coin and currency of the United States of America which is legal tender for the payment of public and private debts, in immediately available funds, to Lender at the address set forth above or at such other address as the Lender may from time to time designate in writing. Payments received by the Lender prior to the occurrence of an Event of Default (as defined below) will be applied first to fees, expenses and other amounts due hereunder or under the Investment Agreement (excluding principal and interest); second, to accrued interest under this Note; and third to the outstanding principal due under this Note; after the occurrence of an Event of Default, payments will be applied to the Obligations as the Lender determines in its sole discretion.

Section 3: Security; Priority; Subordination. The payment and performance of all obligations of the Borrower now or hereafter existing under this Note of any kind or nature, whether for principal, interest, fees, expenses or otherwise, shall be secured by a pledge of all of the issued and outstanding equity securities of Cazeault Solar & Home, LLC, a Massachusetts limited liability company, owned by the Borrower as set forth in that certain Pledge Agreement of even date herewith by and between the Borrower and the Lender (the “Pledge Agreement”). The payment of principal and interest under this Note shall be of equal priority with the Seller Notes. The payment of principal and interest under this Note is subordinated in right of repayment of all Senior Indebtedness (as defined below) to the extent and in the manner set forth hereafter. In the event of (a) any bankruptcy, receivership, liquidation, reorganization or other similar proceeding, or (b) liquidation or dissolution of the Borrower or (c) any assignment for the benefit of creditors or composition or other

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marshaling of the assets and liabilities of the Borrower, the holders of Senior Indebtedness shall be entitled to payment in full of all of the Senior Indebtedness before any payment may be made with respect to this Note. In the event that the Holder accelerates payment of this Note before its Maturity Date, the holders of the Senior Indebtedness outstanding at the time of such acceleration shall be entitled to payment in full of all amounts due on such Senior Indebtedness before the Holder is entitled to any payment under the Note. In the event that there has occurred an Event of Default under any Senior Indebtedness and the holder of such Senior Indebtedness has notified the Holder of such Event of Default, no payment of principal and/or interest may be made with respect to this Note for a period of one hundred eighty days from such notice, or, if the holder of the Senior Indebtedness has accelerated such Senior Indebtedness, until payment in full of the Senior Indebtedness. The Lender agrees to cooperate with the Borrower and any holder of Senior Indebtednes with respect to such subordination and agrees to execute and deliver to any such holder of Senior Indebtedness any documents or agreements reasonably requested by such holder of Senior Indebtedness to evidence the senior priority of the Senior Indebtedness and to evidence the subordination of Lender’s rights hereunder. The foregoing subordination provisions shall not operate to prevent regularly scheduled payments of principal and interest to the Holder except as set forth in this paragraph. “Senior Indebtedness” for purposes of the foregoing shall mean the principal and accrued interest on obligations of the Borrower, whether outstanding on the date of this Note or hereafter created or incurred or assumed, as lessee under leases required to be capitalized in accordance with generally accepted accounting principles and under any loans, reimbursement obligations or other advances of from banks or financial institutions, and any renewals, amendments, extensions, modifications and refundings of any such obligations.

Section 4: Amendment. This Note may not be amended, modified, altered or supplemented and the observance of any term hereof or thereof may not be waived (either generally or in a particular instance) other than as agreed by the Lender and the Borrower in writing. No failure or delay on the part of the Lender in exercising any power, right or privilege under this Note or the Purchase Agreement shall operate as a waiver thereof, and no single or partial exercise of any such power, right or privilege shall preclude any further exercise thereof or the exercise of any other power, right or privilege.

Section 5: Prepayment. This Note may prepaid at any time without additional cost or penalty.

Section 6: Event of Default. For purposes of this Note, “Event of Default” shall mean the occurrence any one or more of the following: (i) the Borrower fails to pay any installment of principal, interest or other fees on this Note or on any other promissory note issued by Borrower to Lender, when due and Borrower fails to cure such failure within thirty (30) days of Borrower’s receipt of written notice from Lender of such failure, (ii) the Borrower breaches any material covenant or other term or condition of this Note in any material respect and such breach continues for a period of thirty (30) days after Borrower’s receipt of written notice from Lender of such breach, (iii) the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed or (iv) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower; provided, that, in the event that any involuntary petition is filed against Borrower, Borrower shall not have obtained or caused the dismissal thereof within ninety (90) days of such filing. Upon an Event of Default and after the expiration of any applicable cure period, unless such Event of Default shall have been waived by the Lender, all indebtedness under this Note shall mature and become immediately due and payable without any action on the part of the Lender, and the Borrower shall immediately pay to the Lender all such amounts. The Lender shall also have any other rights which the Lender may have been afforded under any contract or agreement at any time and any other rights which the Lender may have pursuant to applicable law.

Section 7: Notice. Any notice required or permitted under this Note shall be in writing and shall be deemed to have been given: (i) upon personal delivery to the party to be notified, (ii) when sent by e-mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, but in either case only if a confirmation copy of such notice or demand is concurrently sent or delivered in a manner

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provided for in subsection (i) or (iii) of this paragraph; (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the following address:

If to the Borrower:	c/o ConnectM Technology Solutions, Inc.
2 Mount Royal Avenue, Suite 550
Marlborough, Massachusetts 01752
If to the Lender:
Russell S. Cazeault
163 Baxter’s Neck Road
Marston Mills, MA 02648

or at the most recent address, specified by written notice, given to the sender pursuant to this Section 7.

Section 8: Waiver. The Borrower and any endorsers or guarantors of this Note for themselves, their heirs, legal representatives, successors and assigns, respectively, severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Note.

Section 9: Failure or Indulgence Not Waiver. No failure or delay on the part of the Lender in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10: Governing Law. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law provisions of such state or any other state.

Section 11: Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.

Section 12: Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Lender and thus refunded to the Borrower.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed in its name as of the date first above written.

ConnectM Technology Services, LLC

		By:	/s/ Bhaskar Panigrahi
Bhaskar Panigrahi, Manager

Attest:

By:	/s/Kevin Statchen
Name:	Kevin Statchen
Title:	VP

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